CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration Numbers 333-87069-99, 333-11313-99, 333-121908, 333-155291 and 333-166598) and on Form S-3 (Registration Number 333-159601) of Nabors Industries Ltd. and on Form S-3 (Registration Number 333-136797-01 and 333-169013-01) of Nabors Industries Ltd. and Nabors Industries, Inc. of our report dated February 26, 2010, except with respect to our opinion on the consolidated financial statements insofar as it relates to discontinued operations described in Note 20 which is as of December 13, 2010, relating to the consolidated financial statements, financial statement schedule and the effectiveness of internal control over financial reporting of Nabors Industries Ltd., which appears in this Current Report on Form 8-K dated December 13, 2010.
PricewaterhouseCoopers LLP
Houston, Texas
December 13, 2010

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